Exhibit 10.1
July 17, 2025
Ajei Gopal
Re:    Termination Notice and Separation Agreement and General Release
Dear Ajei:
Synopsys, Inc. (“Synopsys” or the “Company”) hereby notifies you that effective as of the Termination Date (as defined below), your employment is terminated subject to Section 3(d) of your Amended and Restated Employment Agreement with Ansys, Inc. (“ANSYS”), dated November 1, 2023 (the “Employment Agreement”), a copy of which is included herein as Exhibit A. This letter satisfies the notice requirement in Section 3(f) of the Employment Agreement and sets forth the compensation and benefits you will be eligible to receive following your termination of employment.
Summary:
-Your last date of employment is July 17, 2025 (the “Termination Date”).
-Provided you sign and do not revoke the Separation Agreement and General Release (the “Separation Agreement”), a copy of which is included herein as Exhibit B, upon the Separation Agreement becoming irrevocable, you will receive the following Separation Benefits (as defined in the Separation Agreement) to which you would not otherwise be entitled:
oA lump sum payment of $688,151, representing your pro-rata bonus for Fiscal Year 2024 – 2025, subject to all appropriate taxes and withholdings and payable within 60 days after your Termination Date.
oA lump sum payment of $4,250,000, equivalent to two times your current base salary plus two times your target bonus for Fiscal Year 2024 – 2025, subject to all appropriate taxes and withholdings and payable within 60 days after your Termination Date.
oAccelerated vesting and exercisability of all of your outstanding equity awards.
oA lump sum payment of $43,642, which is the equivalent to 100% of the cost of 24 months of COBRA premiums, based on your current health, dental and vision plans under the ANSYS benefit plans, subject to all appropriate taxes and withholdings and payable within 60 days after your Termination Date.

-Regardless of whether you sign the Separation Agreement, upon the termination of your employment you will be entitled to (i) your final paycheck, which shall include all wages due, including your base salary through the Termination Date; (ii) payout of unpaid expense reimbursements (if any); (iii) payout of any unused vacation that accrued through the Termination Date; and (iv) health benefits through the last day of the month in which your Termination Date occurs.
You will have 60 days to elect to continue health benefits under the Consolidated Omnibus Reconciliation Act of 1985 (“COBRA”). If elected, you may continue these benefits with no lapse in coverage under COBRA for up to a total of 18 months (or longer if you qualify under applicable state laws). Information from Synopsys’ COBRA plan administrator will be mailed to your home within 30 days of your Termination Date.
Provided you sign the Separation Agreement, it becomes effective, and you comply with its terms, you will receive the Separation Benefits detailed in the agreement.
You will have until August 7, 2025 to sign the Separation Agreement. You may take the full consideration period, although you are free to sign it before then if you wish to do so. If you sign the Separation Agreement, you will have seven (7) days thereafter to revoke your acceptance. If you wish to revoke your signed Separation Agreement, return your correspondence to me via email. Unless you revoke your signed Separation Agreement, the agreement will become effective on the eighth day after you sign it.
If you sign the Separation Agreement, you will receive a fully executed copy of the agreement to your personal email. Payment for cash separation benefits will be directly deposited into the banking account we have on file for you. If we do not have your banking information on file, such payments will be express mailed to your home address within the timeframe provided in the Separation Agreement.
The Separation Agreement is an important legal document. Please read it carefully and consult with an attorney if you wish to do so. Additionally, you may contact me with any questions you may have.
On behalf of Synopsys, I would like to wish you the best in your future endeavors.
Sincerely,
Niko Meadors
Executive Director, Employee Relations
Termination Notice    Synopsys, Inc.    Page 2 of 3

Employee Name	Ajei Gopal
Separation Pay:
-Pro-rated target bonus (to be paid in lump sum within 60 days of the Termination Date)	$688,151
-Payment equivalent to 200% of target variable (to be paid in lump sum within 60 days of the Termination Date)	$2,550,000
-2 years of base salary (to be paid in lump sum within 60 days of the Termination Date)	$1,700,000
-COBRA – 24 months (to be paid in lump sum within 60 days of the Termination Date)	$43,642
Gross Separation Pay (subject to taxes and deductions)	$4,981,793

Termination Notice    Synopsys, Inc.    Page 3 of 3

Exhibit A
Employment Agreement
[See attached]

Synopsys, Inc.

AMENDED AND RESTATED EMPLOYMENT AGREEMENT
This Amended and Restated Employment Agreement (“Agreement”) is made as of the 1 day of November, 2023, between ANSYS, Inc., a Delaware corporation (together with its subsidiaries as the context requires, the “Company”), and Ajei S. Gopal (the “Executive”).
WHEREAS, the Company and the Executive are parties to an Employment Agreement, dated as of August 29, 2016 (the “Commencement Date”), pursuant to which the Executive has been serving the Company most recently as the Company’s President and Chief Executive Officer (the “Original Employment Agreement”);
WHEREAS, the Company desires to continue to employ the Executive and the Executive desires to continue to be employed by the Company continuing on and after the date first written above (the “Effective Date”) on the terms contained in this Agreement; and
WHEREAS, this Agreement is a modification and continuation of the Original Employment Agreement, intended to operate on the terms and conditions contained in this Agreement on and after the Commencement Date or on and after the Effective Date, as applicable, as provided for in this Agreement.
NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
1.Employment.
(a)Term. The Company hereby employs the Executive, and hereby has employed the Executive for an initial term commencing as of the Commencement Date and continuing for a one-year period (the “Initial Term”), with such employment automatically continuing following the Initial Term for additional one-year periods in accordance with the terms of this Agreement (subject to Section 3) (the Initial Term, together with any such extensions of employment hereunder, shall hereinafter be referred to as the “Term”) unless either party notifies the other party in writing of its intention not to renew this Agreement at least 60 days prior to the expiration of the then Term. Notice by the Company of non-renewal shall be treated as a termination without Cause at the end of the then Term.
(b)RESERVED.
(c)Position and Duties On and After January 1, 2017. Beginning on January 1, 2017 and thereafter during the Term, the Executive shall serve as the President and Chief Executive Officer of the Company, shall have the duties, responsibilities and authority commensurate with such positions and as in effect as of the Effective Date and shall have such additional executive responsibilities consistent with his positions as the Board of Directors of the Company (the “Board”) shall from time to time designate. As President and Chief Executive Officer of the Company, the Executive will report directly to the Board. The Company shall use its reasonable best efforts to have the Executive nominated to serve as a director on the Board throughout the Term while the Executive is serving as the President and Chief Executive Officer of the Company. The Executive’s services as a member of the Board will be subject to any required stockholder approval.

(d)Other General Employment Terms. The Executive shall devote his full working time and efforts to the business and affairs of the Company and shall be based in the Company’s offices in Canonsburg, PA, subject to required travel in connection with performance of his duties. Notwithstanding the foregoing, the Executive may serve on other for-profit boards of directors with the approval of the Board, engage in religious, charitable or other community activities (including serving on their boards) and manage his and his family’s personal investments as long as, in each case, such services and activities do not violate the Company’s Corporate Governance Guidelines. The Executive shall abide by all Company policies, including without limitation, the Corporate Governance Guidelines, Code of Ethics, Insider Trading Policy, and Employee Handbook; provided, however, that such policies and guidelines will not be deemed to amend the definition of “Cause” in this Agreement.
2.Compensation and Related Matters.
(a)Base Salary. The Executive’s annual base salary rate as of the Effective Date is $850,000, subject to withholding under applicable law. The Executive’s base salary rate shall be determined annually by the Compensation Committee of the Board, but may not be decreased. The base salary in effect at any given time is referred to herein as “Base Salary.” The Base Salary shall be payable in a manner that is consistent with the Company’s usual payroll practices for senior executives.
(b)Incentive Compensation. During the Term, the Executive shall be eligible to receive cash incentive compensation as determined by the Compensation Committee from time to time. The Executive’s target annual cash incentive compensation shall be 150% percent of his Base Salary rate. Subject to the terms of this Agreement, to earn such cash incentive compensation, the Executive must be employed by the Company on the day such cash incentive compensation is paid.
(c)Expenses. The Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him during the Term in performing services hereunder, in accordance with the policies and procedures then in effect and established by the Company. In addition, the Company shall reimburse the Executive for any reasonable attorneys’ fees (not to exceed total reimbursement of $25,000) incurred in connection with the consideration and negotiation of this Agreement.
(d)RESERVED.
(e)Other Benefits. During the Term, the Executive shall be eligible to participate in or receive benefits under the Company’s employee benefit plans in effect from time to time, subject to the terms of such plans.
(f)Vacations. During the Term, the Executive shall be entitled to paid vacation annually in accordance with the Company’s practices for executive officers, as in effect from time to time. The Executive shall also be entitled to all paid holidays given by the Company to its executives.
3.Termination. During the Term, the Executive’s employment hereunder may be terminated without any breach of this Agreement under the following circumstances:
(a)Death. The Executive’s employment hereunder shall terminate upon his death.

(b)Disability. The Company may terminate the Executive’s employment if he has been unable to perform the essential functions of the Executive’s then existing position or positions under this Agreement with or without reasonable accommodation for a period of 180 days (which need not be consecutive) in any 12-month period as a result of physical or mental incapacity or illness (“disabled”). If any question shall arise as to whether during any period the Executive is disabled so as to be unable to perform the essential functions of the Executive’s then existing position or positions with or without reasonable accommodation, the Executive may, and at the request of the Company shall, submit to the Company a certification in reasonable detail by a physician selected by the Company to whom the Executive or the Executive’s guardian has no reasonable objection as to whether the Executive is or was so disabled, and such certification shall for the purposes of this Agreement be conclusive of the issue. The Executive shall cooperate with any reasonable request of the physician in connection with such certification. Nothing in this Section 3(b) shall be construed to waive the Executive’s rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.
(c)Termination by Company for Cause. The Company may terminate the Executive’s employment hereunder for Cause. For purposes of this Agreement, “Cause” shall mean: (i) a material breach by the Executive of this Agreement or any material Company policy actually known to the Executive, in each case, that has a material adverse effect on the business of the Company; (ii) the conviction or indictment for or plea of nolo contendere by the Executive regarding a felony or a crime involving moral turpitude; (iii) any material misconduct or willful and deliberate nonperformance (other than by reason of disability) by Executive of his duties to the Company; or (iv) the Executive’s willful failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities (other than such an investigation in which the Executive is the target), after being instructed by the Company to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the willful inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation. In the event of (i), (iii), or (iv) above, Cause will not be deemed to have occurred until the Executive fails to cure such event to the reasonable satisfaction of the Company within 30 days after receiving written notice thereof from the Company.
(d)Termination Without Cause. The Company may terminate the Executive’s employment hereunder at any time without Cause. Any termination by the Company of the Executive’s employment under this Agreement which does not constitute a termination for Cause under Section 3(c) and does not result from the death or disability of the Executive under Section 3(a) or (b), including a termination as a result of a notice of nonrenewal from the Company pursuant to Section 1(a), shall be deemed a termination without Cause.

(e)Termination by the Executive. The Executive may terminate his employment hereunder at any time for any reason, including but not limited to Good Reason. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following conditions without the Executive’s prior written consent provided that the Executive has given the Company notice of its occurrence within sixty (60) days after the occurrence, the Company fails to remedy the condition within 30 days following such notice (the “Cure Period”), and the Executive terminates his employment within 60 days after the end of the Cure Period: (i) a material diminution of the Executive’s duties, responsibilities or authority; (ii) a material diminution of Executive’s Base Salary rate or target annual cash incentive compensation; (iii) a material change in the geographic location at which the Executive provides services to the Company; (iv) a material breach of this Agreement by the Company; (v) a material adverse change in Executive’s reporting relationship; or (vi) if, after a Change in Control, the Executive is no longer Chief Executive Officer of a public company or the most senior executive in the Company’s controlled group. The Executive shall not be considered to have terminated his employment for Good Reason if (x) Cause exists (or continues to exist) at the time of either such Good Reason condition or such termination of the Executive’s employment (“Cause Condition Existence”), and (y) the Company has notified the Executive of the Cause Condition Existence by the time of such termination of the Executive’s employment.
(f)Notice of Termination. Except for termination as specified in Section 3(a), any termination of the Executive’s employment by the Company or any such termination by the Executive shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon.
(g)Date of Termination. “Date of Termination” shall mean: (i) if the Executive’s employment is terminated by his death, the date of his death; (ii) if the Executive’s employment is terminated on account of disability under Section 3(b) or by the Company for Cause under Section 3(c), the date on which Notice of Termination is given; (iii) if the Executive’s employment is terminated by the Company under Section 3(d), the date on which a Notice of Termination is given; (iv) if the Executive’s employment is terminated by the Executive under Section 3(e) without Good Reason, 30 days after the date on which a Notice of Termination is given; and (v) if the Executive’s employment is terminated by the Executive under Section 3(e) with Good Reason, the date on which a Notice of Termination is given after the end of the Cure Period. Notwithstanding the foregoing, in the event that the Executive gives a Notice of Termination to the Company other than for Good Reason, the Company may by written notice to Executive unilaterally accelerate the Date of Termination and such acceleration shall not result in a termination by the Company for purposes of this Agreement.
4.Compensation Upon Termination.
(a)Termination Generally. If the Executive’s employment with the Company is terminated for any reason, the Company shall pay or provide to the Executive (or to his authorized representative or estate) (i) any Base Salary earned through the Date of Termination, unpaid expense reimbursements (subject to, and in accordance with, Section 2(c) of this Agreement) and unused vacation that accrued through the Date of Termination on or before the time required by law but in no event more than 30 days after the Executive’s Date of Termination; and (ii) any vested benefits or amounts due the Executive under any employee benefit or equity plan, program or practice of the Company, which benefits or amount shall be paid and/or provided in accordance with the terms of such employee benefit or equity plans, program or practice (collectively, the “Accrued Benefits”). Executive shall also retain all rights to indemnification and coverage under directors and officer liability insurance policies to the same extent provided to the Company’s other directors and officers in accordance with the terms of such policies.

(b)Termination by the Company Without Cause or by the Executive with Good Reason. During the Term, if the Executive’s employment is terminated by the Company without Cause as provided in Section 3(d), or the Executive terminates his employment for Good Reason as provided in Section 3(e), then the Company shall pay the Executive his Accrued Benefits. In addition, subject to the Executive signing a release substantially in the form of Exhibit A hereto (with such edits or updates as the Company may reasonably request) (the “Release”), and the Release becoming irrevocable, all within 60 days after the Date of Termination:
(i)to the extent unpaid as of the Date of Termination, the Company shall pay to the Executive an amount in cash equal to any annual cash incentive earned by the Executive for the Company’s fiscal year prior to the fiscal year in which the Date of Termination occurs, as determined based on the Executive’s and the Company’s actual performance for such year, as applicable (the “Prior-Year Bonus”);
(ii)the Company shall pay to the Executive a pro-rated portion of the Executive’s target annual cash incentive for the year in which the Date of Termination occurs determined by multiplying the Executive’s target annual cash incentive for such year (calculated without regard to such material reduction in Base Salary or target annual cash incentive compensation which (if applicable) gave rise to the Executive’s claim of Good Reason pursuant to Section 3(e)(ii) of this Agreement) by a fraction, the numerator of which is the number of days during such year that the Executive was employed by the Company and the denominator of which is the number of days in such year (the “Pro-Rata Bonus”);
(iii)the Company shall pay the Executive an amount equal to 2.0 times the sum of (A) the Executive’s Base Salary rate plus (B) the Executive’s target annual cash incentive for the current fiscal year (each of clause (A) and (B), determined without regard to such material reduction in Base Salary or target annual cash incentive compensation which (if applicable) gave rise to the Executive’s claim of Good Reason pursuant to Section 3(e)(ii) of this Agreement) (the “Severance Amount”); provided that, if the Executive breaches Sections 7(d)(i) or 7(d)(ii)(A) of this Agreement or materially breaches any other provisions in Section 7 of this Agreement, all payments of the Severance Amount shall immediately cease;
(iv)notwithstanding anything to the contrary in any applicable option agreement or stock-based award agreement, all stock options and other stock-based awards held by the Executive (to the extent not already vested or forfeited) shall immediately become exercisable, vested and/or nonforfeitable on an accelerated basis as if the Executive had continued his employment with the Company for an additional two years following such Date of Termination (with (A) for such performance-based awards that may be paid on an accelerated basis under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), any applicable performance objectives that have not yet been scored and deemed achieved to be deemed to have been achieved at a target level as of the date of such vesting and non-forfeitability, and (B) for such performance-based awards that may not be paid on an accelerated basis under Section 409A of the Code, any applicable performance objectives that have not yet been scored and deemed achieved remaining subject to the applicable performance or metric-based requirements set forth therein, which shall be separately determined as set forth in the applicable award agreement)), with such awards remaining exercisable and being paid in accordance with their terms and conditions and the requirements of Section 409A of the Code;

(v)the period of time during which the Executive may exercise his vested stock options shall be extended to the longer of (A) six months after his Date of Termination or (B) seven days after the commencement of the Company’s first open trading window that occurs after the Date of Termination, subject to any longer exercise period in the event of the Executive’s death or disability as may be provided in the applicable option agreement, but in no event later than the original ten year (or shorter) expiration date applicable to such stock options; and
(vi)if the Executive was participating in the Company’s health, dental and vision plans immediately prior to the Date of Termination, then the Company shall pay to the Executive an amount equal to the product of (A) the monthly COBRA premium applicable to the Company’s health, dental, and vision plans in which the Covered Executive was participating immediately prior to the Terminating Event, multiplied by (B) 24 (the “COBRA Benefit”).
The Severance Amount shall be paid out in substantially equal installments in accordance with the Company’s payroll practice over 24 months commencing promptly after the Release becomes effective (but within 60 days after the Date of Termination); provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, the Severance Amount shall begin to be paid in the second calendar year by the last day of such 60-day period; provided, further, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the Date of Termination. The Prior-Year Bonus shall be paid on the same date that the annual cash incentive for the applicable year would have been paid if the Executive’s employment had not been terminated. The COBRA Benefit and the Pro-Rata Bonus shall be paid in a single lump sum cash payment within 60 days after the Date of Termination, but if such 60-day period spans two calendar years, such amount shall be paid in the second calendar year.
(c)No Mitigation. No Offset. The amounts due under this Section 4 and under Section 5 shall not be subject to an obligation to mitigate and shall not be offset by other amounts earned by the Executive.
(d)Expiration/Non-Renewal of the Agreement by the Company. For the avoidance of doubt, a non-renewal of this Agreement by the Company (in accordance with Section 1(a) above) will constitute a termination of employment by the Company without Cause.
5.Change in Control Benefits. The provisions of this Section 5 set forth certain terms of an agreement reached between the Executive and the Company regarding the Executive’s rights and obligations upon the occurrence of a Change in Control of the Company. These provisions are intended to assure and encourage in advance the Executive’s continued attention and dedication to his assigned duties and his objectivity during the pendency and after the occurrence of any such event. These provisions shall apply in lieu of, and expressly supersede, the provisions of Section 4(b) regarding severance pay and benefits upon a termination of employment to the extent provided in this Section 5, if such termination of employment occurs during the period beginning 60 days prior to the effective date of a definitive agreement that results in a Change in Control and ending 18 months after the consummation (closing) of a Change in Control (such period, the “CIC Protection Period”) and such termination is by the Company without Cause as provided in Section 3(d) or by the Executive for Good Reason as provided in Section 3(e) (such a termination that so occurs during the 60-day period prior to the effective date of a definitive agreement that results in a Change in Control, an “Anticipatory CIC Termination.”) The provisions of this Section 5 shall terminate and be of no further force or effect beginning 18 months after the consummation (closing) of a Change in Control to the extent a termination covered by this Section had not occurred prior thereto.

(a)Termination During CIC Protection Period. During the Term, if during the CIC Protection Period, the Executive’s employment is terminated by the Company without Cause as provided in Section 3(d) or the Executive terminates his employment for Good Reason as provided in Section 3(e), then, in addition to the Accrued Benefits, subject to the signing of the Release by the Executive and the Release becoming irrevocable, all within 60 days after the Date of Termination:
(i)the Company shall pay the Executive the Prior-Year Bonus;
(ii)the Company shall pay the Executive the Pro-Rata Bonus;
(iii)the Company shall pay the Executive a lump sum in cash in an amount equal to 2.0 times the sum of (A) the Executive’s current Base Salary rate (or the Executive’s Base Salary rate in effect immediately prior to the Change in Control, if higher) plus (B) the Executive’s target annual cash incentive for the then-current fiscal year, provided that, if the Change in Control does not satisfy the requirements of Treas. Reg. 1.409A-3(i)(5) or the termination occurs prior to the Change in Control, the amounts shall not be paid in a lump sum and shall instead be paid in the same manner as the Severance Amount under Section 4(b);
(iv)notwithstanding anything to the contrary in any applicable option agreement or stock-based award agreement, all stock options and other stock-based awards held by the Executive (to the extent not already vested or forfeited) shall immediately become fully exercisable, vested and/or nonforfeitable on an accelerated basis (with any applicable performance objectives that have not yet been scored and deemed earned to be deemed to have been achieved at a target level as of the date of such vesting and non-forfeitability) as of the Date of Termination or date of the Change in Control, if later, with such awards remaining exercisable and being paid in accordance with Section 4(b)(iv) and otherwise with their terms and conditions and the requirements of Section 409A of the Code (provided, however, that in the event of an Anticipatory CIC Termination, the Executive’s stock options and other stock-based awards to which this Section 5(a)(iv) would otherwise apply shall be deemed to have continued to remain outstanding (to the extent not otherwise vested and paid under Section 4(b)(iv)), but only pursuant to their other terms and conditions, until the date of such Change in Control); and
(v)if the Executive was participating in the Company’s health, dental and vision plans immediately prior to the Date of Termination, then the Company shall pay to the Executive a lump sum cash payment in an amount equal to the product of (A) the monthly COBRA premium applicable to the Company’s health, dental, and vision plans in which the Covered Executive was participating immediately prior to the Terminating Event, multiplied by (B) 24.
(vi)The amount payable under this Section 5(a)(i) shall be paid on the same date that the annual cash incentive for the applicable year would have been paid if the Executive’s employment had not been terminated. The amounts payable under this Section 5(a)(ii), (iii) and (v) shall be paid or commence to be paid within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, such payment shall be paid or commence to be paid in the second calendar year by the last day of such 60-day period; provided, further, that, with respect to the amount payable under Section 5(a)(iii), such amount to the extent necessary to comply with Section 409A of the Code shall be paid in the time and form specified in Section 4(b) with respect to the Severance Amount.

In the event of a termination under Section 5(a) that is not an Anticipatory CIC Termination, the amounts under this Section 5(a) will be paid in lieu of the amounts payable under Section 4(b). In the event of an Anticipatory CIC Termination, the amounts under this Section 5(a) will be paid only to the extent they are in excess of amounts payable under Section 4(b), and the date of the Change in Control will be treated as the date of such termination under Section 5(a) for purposes of payment timing for such excess amounts.
(b)Additional Limitation.
(i)Anything in this Agreement to the contrary notwithstanding, in the event that the amount of any compensation, payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, calculated in a manner consistent with Section 280G of the Code and the applicable regulations thereunder (the “Aggregate Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, then the Aggregate Payments shall be reduced (but not below zero) so that the sum of all of the Aggregate Payments shall be $1.00 less than the amount at which the Executive becomes subject to the excise tax imposed by Section 4999 of the Code; provided that such reduction shall only occur if it would result in the Executive receiving a higher After Tax Amount (as defined below) than the Executive would receive if the Aggregate Payments were not subject to such reduction. In such event, the Aggregate Payments shall be reduced in the following order, in each case, in reverse chronological order beginning with the Aggregate Payments that are to be paid the furthest in time from consummation of the transaction that is subject to Section 280G of the Code: (A) cash payments not subject to Section 409A of the Code; (B) cash payments subject to Section 409A of the Code; (C) equity-based payments and acceleration; and (D) non-cash forms of benefits; provided that in the case of all the foregoing Aggregate Payments all amounts or payments that are not subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c) shall be reduced before any amounts that are subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c). Notwithstanding the foregoing, to the extent permitted under Internal Revenue Code Sections 280G, 409A and 4999, the Executive may designate an alternative method of reduction.
(ii)For purposes of this Section 5(b), the “After Tax Amount” means the amount of the Aggregate Payments less all federal, state, and local income, excise and employment taxes imposed on the Executive as a result of the Executive’s receipt of the Aggregate Payments. For purposes of determining the After Tax Amount, the Executive’s actual effective federal, state and local income tax rates shall be used.
(iii)The determination as to whether a reduction in the Aggregate Payments shall be made pursuant to Section 5(b)(i) shall be made by a nationally recognized accounting firm, compensation consultant or legal counsel selected by, and paid by, the Company (the “Advisory Firm”), which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the Date of Termination (or, if later, the date of the Change in Control), if applicable, or at such earlier time as is reasonably requested by the Company or the Executive. Any determination by the Advisory Firm shall be binding upon the Company and the Executive. The costs of obtaining such determination and all related fees and expenses (including related fees and expenses incurred in any later audit) shall be borne by the Company.

(c)Payment of Fees. The Company shall pay to the Executive all reasonable legal fees and expenses incurred by the Executive in reasonably disputing in good faith any issue hereunder relating to the termination of the Executive’s employment during the CIC Protection Period, in reasonably seeking in good faith to obtain or enforce any benefit or right provided by this Agreement or in connection with any tax audit or proceeding to the extent substantially and reasonably attributable to the application of Section 4999 of the Code to any payment or benefit provided hereunder. Such payments shall be made within thirty (30) business days after delivery of the Executive’s written requests for payment accompanied with such evidence of fees and expenses incurred as the Company reasonably may require.
(d)Definition of Change in Control. For purposes of this Section 5, “Change in Control” shall mean any of the following:
(i)any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Act”) (other than the Company, any of its subsidiaries, or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Company or any of its subsidiaries), together with all “affiliates” and “associates” (as such terms are defined in Rule 12b-2 under the Act) of such person, shall become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing 50 percent or more of the combined voting power of the Company’s then-outstanding securities entitled to vote generally in the election of members of the Board (“Voting Securities”) (in such case other than as a result of an acquisition of securities directly from the Company); or (ii) the date a majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election (including through the use of proxy access procedures set forth in the Company’s organizational documents); or (iii) the consummation of (A) any consolidation or merger of the Company where the stockholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, shares representing in the aggregate more than 50 percent of the combined voting power of the then-outstanding securities entitled to vote generally in the election of members of the board of directors (or similar body) of the company issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any), or (B) any sale or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company.
Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred for purposes of the foregoing clause (i) solely as the result of an acquisition of securities by the Company which, by reducing the number of shares of Voting Securities outstanding, increases the proportionate number of Voting Securities beneficially owned by any person to 50 percent or more of the combined voting power of the Company’s Voting Securities; provided, however, that if any person referred to in this sentence shall thereafter become the beneficial owner of any additional shares of Voting Securities (other than pursuant to a stock split, stock dividend, or similar transaction or as a result of an acquisition of securities directly from the Company) and immediately thereafter beneficially owns 50 percent or more of the combined voting power of the Company’s Voting Securities, then a “Change in Control” shall be deemed to have occurred for purposes of the foregoing clause (i).

6.Section 409A.
(a)Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s separation from service within the meaning of Section 409A of the Code, the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement on account of the Executive’s separation from service would be considered deferred compensation otherwise subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (i) six months and one day after the Executive’s separation from service, or (ii) the Executive’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule. For purposes of application of Section 409A of the Code, to the extent applicable, each payment made under this Agreement shall be treated as a separate payment and not one of a series of payments for purposes of Section 409A.
(b)All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by the Executive during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses). Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.
(c)To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Executive’s termination of employment, then such payments or benefits shall be payable only upon the Executive’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).
(d)The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with, or are exempt from, Section 409A of the Code. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with, or be exempt from, Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.
(e)The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

7.Confidential Information, Noncompetition and Cooperation.
(a)Confidential Information. As used in this Agreement, “Confidential Information” means information belonging to the Company which is of value to the Company in the course of conducting its business and the disclosure of which could result in a competitive or other disadvantage to the Company. Confidential Information includes, without limitation, financial information, reports, and forecasts; inventions, improvements and other intellectual property; trade secrets; know-how; designs, processes or formulae; software; market or sales information or plans; customer lists; and business plans, prospects and opportunities (such as possible acquisitions or dispositions of businesses or facilities) which have been discussed or considered by the management of the Company. Confidential Information includes information developed by the Executive in the course of the Executive’s employment by the Company, as well as other information to which the Executive may have access in connection with the Executive’s employment. Confidential Information also includes the confidential information of others with which the Company has a business relationship. Notwithstanding the foregoing, Confidential Information does not include information in the public domain, unless due to breach of the Executive’s duties under Section 7(b). For the avoidance of doubt, “Company” as used in Section 7 includes the Company and any of its subsidiaries.
(b)Confidentiality. The Executive understands and agrees that the Executive’s employment creates a relationship of confidence and trust between the Executive and the Company with respect to all Confidential Information. At all times, both during the Executive’s employment with the Company and after its termination, the Executive will keep in confidence and trust all such Confidential Information, and will not use or disclose any such Confidential Information without the written consent of the Company, except in the good faith performance of the Executive’s duties to the Company or in compliance with legal process. Pursuant to the federal Defend Trade Secrets Act of 2016, the parties agree that nothing in this Agreement shall cause Executive to be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (B) solely for the purpose of reporting or investigating a suspected violation of law, or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
(c)Documents, Records, etc. All documents, records, data, apparatus, equipment and other physical property, whether or not pertaining to Confidential Information, which are furnished to the Executive by the Company or are produced by the Executive in connection with the Executive’s employment will be and remain the sole property of the Company. The Executive will return to the Company all such materials and property as and when requested by the Company. In any event, the Executive will return all such materials and property immediately upon termination of the Executive’s employment for any reason. The Executive will not retain with the Executive any such material or property or any copies thereof after such termination. Notwithstanding the foregoing, the Executive may retain his address books to the extent they only contain contact information and the Company shall cooperate with Executive in transferring any and all cell phone numbers used by Executive to Executive.

(d)Noncompetition and Nonsolicitation.
(i)During the Executive’s employment with the Company and for 24 months thereafter, regardless of the reason for the termination, Executive hereby agrees that Executive will not, without the express written consent of the Company, directly or indirectly, whether as employee, owner, partner, shareholder, co-venturer, consultant, agent or otherwise, work, engage, participate or invest in, or consult with, any business activity anywhere in the world which develops, manufactures or markets products or performs services that are competitive with the products and/or services of the Company, or products and/or services that the Company has under development or that are subject to active planning at any time during Executive’s employment, including without limitation, business activities which compete with the Company’s core business of Engineering Simulation Software (“Competitor”). Executive acknowledges that the Company’s business is worldwide in scope. Executive acknowledges that the foregoing provision therefore applies to activities at any locations in the world and that such scope is necessary to protect the valid business interests of the Company during the Term and for the 24-month period following the termination of his employment with the Company. Notwithstanding the foregoing, after the Executive’s employment with the Company ends (A) the Executive may work for a private equity fund (or similar investment fund) (an “Investment Fund”), provided that for the first 24 months after the Executive’s employment with the Company ends the Executive may not (y) invest in any such Investment Fund’s investments in any Competitor (a “Competitive Investment”) unless such investment is entirely passive, or (z) in any way (other than as a passive investor) be involved with any Competitive Investment, or otherwise provide services with respect to any Competitive Investment or to any Investment Fund portfolio company that is a Competitor; (B) the Executive may be an employee of a company that derives less than two percent (2%) of its revenue from a business line that is a Competitor; provided that for the first 24 months after the Executive’s employment with the Company ends (y) the Executive may not be employed by, consult with, or otherwise be involved in any way, in such company’s business line that is a Competitor (including, in any case, as CEO, COO, any other executive management role or director of the Competitor or its ultimate parent entity, or consultant of such Competitor (provided, that, for the avoidance of doubt, serving as a head of, or providing services to, a non-competitive unit of a company that derives less than 2% of its revenue from a business line that is a Competitor shall be permissible)) and (z) if such company becomes a Competitor, including without limitation, by growing the business line that is a Competitor so that it constitutes 2% or more of such company’s revenue, the Executive shall cease to provide such services; and (C) the Executive may make passive investments in any enterprise the shares of which are publicly traded; provided that Executive owns less than 2% of any publicly traded company that is a Competitor. Notwithstanding anything else herein, Executive may serve as a director of any company that is a Competitor where either (x) the competitive overlap is with less than two percent (2%) of the revenues of the Company or (y) the competitive overlap is less than two percent (2%) of the revenues of the other company (and does not exceed $100M of such other company’s revenues), and, in the case of (y) the Executive recuses himself from discussions as to the competitive products. The Executive may request from the Company’s Nomination and Governance Committee a waiver of the foregoing limitations in order to serve as a director, the chief executive of a Competitor (whether below or above the 2% limitation) and such waiver request will be promptly considered in good faith based on whether or not a waiver would present a significant competitive issue.

(ii)In addition to the foregoing covenant, during the Executive’s employment with the Company other than in the good faith performance of his duties and for 24 months thereafter, regardless of the reason for the termination, Executive hereby agrees that Executive will not, without the express written consent of the Company, directly or indirectly (A) hire or engage for or on behalf of Executive or any other person, entity or organization any officer or employee of the Company or any of its direct and/or indirect subsidiaries or affiliates, or any former employee of the Company or any of its direct and/or indirect subsidiaries or affiliates who was employed during the six (6) month period immediately preceding the date of such hiring or engagement, (B) attempt to hire or engage for or on behalf of Executive or any other person, entity or organization any officer or employee of the Company or any of its direct and/or indirect subsidiaries or affiliates, or any former employee of the Company or any of its direct and/or indirect subsidiaries or affiliates who was employed during the six (6) month period immediately preceding the date of such attempt to hire or engage, (C) encourage for or on behalf of Executive or any other person, entity or organization any such officer or employee to terminate his or her relationship or employment with the Company or any of its direct or indirect subsidiaries or affiliates, (D) solicit for or on behalf of a Competitor any client of the Company or any of its direct or indirect subsidiaries or affiliates, or any former client of the Company or any of its direct or indirect subsidiaries or affiliates who was a client during the six (6) month period immediately preceding the date of such solicitation or (E) divert to any other person, entity or organization any client or business opportunity of the Company or any of its direct or indirect subsidiaries or affiliates provided that the foregoing shall not be violated by general advertising not targeted at the foregoing or serving as a reference upon request.
(e)Third-Party Agreements and Rights. The Executive hereby confirms that the Executive is not bound by the terms of any agreement with any previous employer or other party which restricts in any way the Executive’s use or disclosure of information or the Executive’s engagement in any business, except as previously disclosed to the Company in writing. The Executive represents to the Company that the Executive’s execution of this Agreement, the Executive’s employment with the Company and the general performance of the Executive’s proposed duties for the Company will not violate any obligations the Executive may have to any such previous employer or other party. In the Executive’s work for the Company, the Executive will not disclose or make use of any information in violation of any agreements with or rights of any such previous employer or other party, and the Executive will not bring to the premises of the Company any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party.
(f)Litigation and Regulatory Cooperation. During and after the Executive’s employment, the Executive shall reasonably cooperate with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while the Executive was employed by the Company. The Executive’s reasonable cooperation in connection with such claims or actions shall include, but not be limited to, meeting with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times (with due regard for Executive’s other commitments). During and after the Executive’s employment, the Executive also reasonably cooperate with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Company. The Company shall reimburse the Executive for any reasonable out-of-pocket expenses incurred in connection with the Executive’s performance of obligations pursuant to this Section 7(f).

(g)Protected Disclosures. Nothing contained in this Agreement limits Executive’s ability to file a charge or complaint with any governmental agency or other governmental or regulatory entity concerning any act or omission that Executive reasonably believes constitutes a possible violation of federal or state law or making other disclosures that are protected under the anti-retaliation or whistleblower provisions of applicable federal or state law or regulation. Executive further understands that this Agreement does not limit Executive’s ability to communicate with or participate in any investigation or proceeding that may be conducted by any governmental agency or other governmental or regulatory entity, including providing documents or other information, without notice to the Company.
(h)Injunction. The Executive agrees that it would be difficult to measure any damages caused to the Company which might result from any breach by the Executive of the promises set forth in this Section 7, and that in any event money damages would be an inadequate remedy for any such breach. Accordingly, subject to Section 9 of this Agreement, the Executive agrees that if the Executive breaches, or proposes to breach, any portion of Section 7 of this Agreement, the Company shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to the Company.
(i)Limitation. No future restrictive covenant or forfeiture provision with regard to a restrictive covenant shall apply to the extent it is broader than those provided herein except to the extent that such future restrictive covenant or forfeiture provision with regard to a restrictive covenant is applied to a new line of business entered into, or developed, by the Company after the date hereof, subject to the terms of Section 7(d)(i) hereof.
8.Indemnification. Subject to applicable law and Company policy, the Executive shall continue during the Term and through the sixth anniversary of the Date of Termination to be entitled to indemnification related to services provided pursuant to this Agreement to the full extent as provided by law or as otherwise provided for by any agreement or by-law provision of the Company as in effect as of the Effective Date. Any such existing indemnity agreements to which the Executive and the Company are party, and any applicable by-law provision, shall not be modified in any manner adverse to the Executive, except to the extent required under applicable law. During the Term and through the sixth anniversary of the Date of Termination, the Company shall maintain, for the benefit of the Executive, D&O insurance coverage at no less than the level provided for other executive officers of the Company and that covers all services provided pursuant to this Agreement.
9.Arbitration of Disputes. Any controversy or claim arising out of or relating to this Agreement or the breach thereof or otherwise arising out of the Executive’s employment or the termination of that employment (including, without limitation, any claims of unlawful employment discrimination whether based on age or otherwise) shall, to the fullest extent permitted by law, be settled by arbitration in any forum and form agreed upon by the parties or, in the absence of such an agreement, under the auspices of the American Arbitration Association (“AAA”) in Pittsburgh, Pennsylvania in accordance with the Employment Dispute Resolution Rules of the AAA, including, but not limited to, the rules and procedures applicable to the selection of arbitrators. In the event that any person or entity other than the Executive or the Company may be a party with regard to any such controversy or claim, such controversy or claim shall be submitted to arbitration subject to such other person or entity’s agreement. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. This Section 9 shall be specifically enforceable. Notwithstanding the foregoing, this Section 9 shall not preclude either party from pursuing a court action for the sole purpose of obtaining a temporary restraining order or a preliminary injunction in circumstances in which such relief is appropriate; provided that any other relief shall be pursued through an arbitration proceeding pursuant to this Section 9.

10.Consent to Jurisdiction. To the extent that any court action is permitted consistent with or to enforce Section 9 of this Agreement, the parties hereby consent to the jurisdiction of the Superior Court of the Commonwealth of Pennsylvania and the United States District Court for the Western District of Pennsylvania. Accordingly, with respect to any such court action, the parties (a) submit to the personal jurisdiction of such courts; (b) consents to service of process; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.
11.Integration; Effect on Other Plans. The Original Employment Agreement, as amended and restated by and in the form of this Agreement, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties concerning such subject matter. Further, as clarification, the treatment of stock options and other equity-based awards described in this Agreement shall represent an alternative determination regarding such awards regarding termination of employment or service or a Change in Control for purposes of Section 12 of the ANSYS, Inc. 2021 Equity and Incentive Compensation Plan (or its successors).
12.Withholding. All payments made by the Company to the Executive under this Agreement shall be net of any tax or other amounts required to be withheld by the Company under applicable law.
13.Successor to the Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal representatives, executors, administrators, heirs, distributees, devisees and legatees. In the event of the Executive’s death after his termination of employment but prior to the completion by the Company of all payments due him under this Agreement, the Company shall continue such payments to the Executive’s beneficiary designated in writing to the Company prior to his death (or to his estate, if the Executive fails to make such designation).
14.Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.
15.Survival. The provisions of this Agreement shall survive the termination of this Agreement and/or the termination of the Executive’s employment to the extent necessary to effectuate the terms contained herein.
16.Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.
17.Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address for the Executive on file with the Company or, in the case of the Company, at its main offices, to the attention of the General Counsel.

18.Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Company.
19.Governing Law. This is a Pennsylvania contract and shall be construed under and be governed in all respects by the laws of the Commonwealth of Pennsylvania, without giving effect to the conflict of laws principles of such Commonwealth. With respect to any disputes concerning federal law, such disputes shall be determined in accordance with the law as it would be interpreted and applied by the United States Court of Appeals for the Third Circuit.
20.Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.
21.Successor to Company. The Company may not assign this Agreement or its obligations hereunder except to a successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company and shall require such successor expressly to assume and agree to perform this Agreement to the same extent that the Company would be required to perform it if no succession had taken place. Failure of the Company to obtain an assumption of this Agreement at or prior to the effectiveness of any succession shall be a material breach of this Agreement.
22.Gender Neutral. Wherever used herein, a pronoun in the masculine gender shall be considered as including the feminine gender unless the context clearly indicates otherwise.
23.Clawback. Notwithstanding anything in this Agreement to the contrary, the Executive acknowledges and agrees that this Agreement and any compensation or other benefits or amounts described herein are subject to the terms and conditions of the Company’s clawback policy or policies (if any) as may be in effect from time to time and, subject to applicable law, as applicable to other similarly situated senior executives (or former senior executives) of the Company, including specifically to implement Section 10D of the Act and any applicable rules or regulations promulgated thereunder (including applicable rules and regulations of any national securities exchange on which the Company’s securities may be traded) (collectively, the “Compensation Recovery Policy”), and that applicable sections of this Agreement and/or any related documents shall be deemed superseded by and subject to the terms and conditions of the Compensation Recovery Policy from and after the effective date thereof. Further, by signing this Agreement, the Executive acknowledges and agrees that he consents to be bound by the terms of the Agreement, including its clawback provisions (and consents to fully cooperate with the Company in connection with any of the undersigned’s obligations pursuant to the Agreement and its clawback provisions).
24.Mutual Drafting. Each of the Parties to this Agreement recognizes that this is a legally binding contract and acknowledges and agrees that each of the Parties has had the opportunity to consult with legal counsel of their choice. Each party has cooperated in the drafting, negotiation, and preparation of this Agreement. Hence, in any construction to be made of this Agreement, the same shall not be construed against either party on the basis of that party being the drafter of such language.
[signatures on following page]

IN WITNESS WHEREOF, the parties have executed this Agreement effective on the date and year first above written.

ANSYS, INC.
By: /s/ Nicole Anasenes
Name: Nicole Anasenes
Its: Chief Financial Officer
EXECUTIVE
By: /s/ Ajei S. Gopal
Name: Ajei S. Gopal

EXHIBIT A

FORM OF RELEASE
This Agreement and General Release (“Agreement”) is entered into by ANSYS, Inc., a Delaware corporation with a principal office at 2600 ANSYS Drive, Canonsburg, PA 15317 (“ANSYS”), and             , an individual (“Employee”) (collectively the “Parties”). This is the Release defined in Section 4(b) of the Amended and Restated Employment Agreement between Employee and ANSYS (the “Amended and Restated Employment Agreement”). In consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:
(i)Termination of Employment. Employee’s last day of employment is,  (“Date of Termination”).
(ii)Consideration to Employee. [Insert description and reference to applicable provisions detailing the termination compensation and benefits in the Amended and Restated Employment Agreement.]
(iii)No Consideration Absent Execution of this Agreement. As stated in the Amended and Restated Employment Agreement, Employee would not receive the consideration set forth in Paragraph (ii) of this Agreement but for his execution of this Agreement, failure to revoke this Agreement during the Revocation Period (as defined below), and the fulfillment of the promises contained herein.
(iv)General Release of Claims. Employee, on behalf of himself, his heirs, executors, administrators, devisees, spouses, and assigns, knowingly and voluntarily releases and forever discharges to the fullest extent permitted by law ANSYS and its affiliates, subsidiaries, and in such capacities, insurers, associates, predecessors, successors and assigns (including, without limitation, any of their respective current and former employees, officers, directors, agents, trustees, attorneys, representatives and stockholders) (collectively “Releasees”) from any and all claims, known and unknown, asserted and unasserted, Employee has or may have against Releasees as of the date of his execution of this Agreement, including, but not limited to, any alleged violation of: the Age Discrimination in Employment Act (“ADEA”); Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; Sections 1981 through 1988 of Title 42 of the United States Code; the Employee Retirement Income Security Act; the Americans with Disabilities Act; the Occupational Safety and Health Act; the Family and Medical Leave Act; any federal, state or local civil rights or discrimination law; any other federal, state, or local law, regulation or ordinance (including the Pennsylvania Human Relations Act); any public policy, contract, tort, or common law claim; or any claim for costs, fees, or other expenses including attorneys’ fees incurred in these matters. Despite any language in this Agreement to the contrary, Employee does not release claims that by law cannot be released by private agreement including, but not limited to, claims for worker’s compensation and unemployment compensation, rights to indemnification, rights to directors and officers liability insurance, rights to vested benefits or rights to owned or vested equity.
(v)Indemnification. ANSYS has made no representations to Employee regarding the tax consequences of any consideration received by him under this Agreement and that he is solely responsible for all applicable taxes, if any, owed by him to any taxing authority as a result of the consideration given to him by ANSYS under Paragraph (ii) of this Agreement.

(vi)Warranties. Employee warrants that he has no known workplace injuries and that he has been paid and/or has received all leave (paid or unpaid), compensation, wages, bonuses, commissions, and/or benefits to which he may be entitled and that no other leave (paid or unpaid), compensation, wages, bonuses, commissions and/or benefits are due to him, except as provided in Paragraph (ii) of this Agreement, and Employee warrants that he is not entitled to any payments under the [List applicable ANSYS executive severance plan(s)], as may be amended from time to time.
(vii)Confidentiality. Except to the extent this Agreement has been publicly filed, Employee will not disclose any information regarding the substance of this Agreement, except to his financial advisor, his accountant, his spouse, and any attorney with whom Employee consults regarding this Agreement, all of whom (prior to disclosure) are either ethically bound not to disclose or will likewise agree to maintain the confidentiality of such information, and Employee warrants that he has not made any such disclosures since this Agreement was presented to him. Pursuant to the federal Defend Trade Secrets Act of 2016, the Parties agree that nothing in this Paragraph, Paragraph (ix) of the Agreement, or any other provision of this Agreement shall cause employee to be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (a) is made (I) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (II) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
(viii)Mutual Non-Disparagement. Subject to Paragraph (x) of this Agreement, the Company agrees that its directors and executive officers, and the Employee agrees he, will not make any negative statements or criticisms, express or implied, about the Employee, ANSYS or its employees, directors, officers, products or services, which might reasonably become known to current ANSYS employees or customers, the software development industry, the computer-aided engineering industry, or the public at large. This includes, but is not limited to, making such comments on internet sites anonymously or under assumed names. Employee and the Company warrant that they have not made any such disclosures or disparaging statements since this Agreement was presented to the Employee. This mutual non-disparagement shall expire 24 months after the Date of Termination.
(ix)Continuing Obligations. Employee agrees that he will comply with his existing legal obligations under the Employee’s ANSYS Intellectual Property Protection Agreement (the “IPP Agreement”), the terms of which are incorporated by reference herein, including the obligation to maintain the confidentiality of all “ANSYS Intellectual Property” and “Confidential Information” (as defined in the IPP Agreement) and to disclose a copy of the IPP Agreement to Executive’s future prospective employers. Employee confirms that he has returned all tangible versions of all documents containing ANSYS business information, other than information pertaining to his own employment terms, and that he has not retained any ANSYS business information in any form. Employee may retain his address books to the extent they only contain contact information. Similarly, Employee hereby reaffirms and agrees that he will comply with all of his existing legal obligations under Section 7 of his Amended and Restated Employment Agreement, the terms of which are incorporated by reference herein. The Parties agree that nothing in this Paragraph is intended to alter the terms of these obligations which are more fully detailed in the Amended and Restated Employment Agreement.

(x)Protected Disclosures. Nothing contained in this Agreement limits Employee’s ability to file a charge or complaint with any governmental agency or other governmental or regulatory entity concerning any act or omission that Employee reasonably believes constitutes a possible violation of federal or state law or making other disclosures that are protected under the anti-retaliation or whistleblower provisions of applicable federal or state law or regulation. Employee further understands that this Agreement does not limit Employee’s ability to communicate with or participate in any investigation or proceeding that may be conducted by any governmental agency or other governmental or regulatory entity, including providing documents or other information, without notice to the Company. Further, nothing in this Agreement prevents Employee from: (a) filing an action in court alleging that his release of claims under the ADEA was not knowing or voluntary; (b) filing an action in court for ADEA claims that may arise after the date this Agreement is signed by Employee; (c) exercising Employee’s right under Section 7 of the National Labor Relations Act to engage in joint activity with other employees; or (d) disclosing information in response to legal process. With respect to any such charges or complaints that Executive may bring with any governmental agencies, Executive waives any right to individualized relief should any governmental agency or other third party pursue any claims on Executive’s behalf (either individually, or as part of any collective or class action), provided that Executive may be entitled to receive a whistleblower award or bounty for information provided to the Securities and Exchange Commission.
(xi)Injunctive Relief. Nothing in this Agreement is intended to impair or alter the rights of ANSYS to additional relief as detailed in Section 7(h) of the Amended and Restated Employment Agreement and Section 7 of the IPP Agreement.
(xii)Amendment. This Agreement may not be modified, altered or changed except upon express written consent of all Parties wherein specific reference is made to this Agreement.
(xiii)Governing Law and Forum. This Agreement will be governed by and performed in accordance with the laws of the Commonwealth of Pennsylvania without regard to its conflicts of laws provisions. Employee consents to the personal jurisdiction and venue of the state and federal courts having jurisdiction over Washington County, Pennsylvania.
(xiv)Severability. If a court of competent jurisdiction determines that any provision of this Agreement is illegal or unenforceable and such provision or provisions cannot be modified to be enforceable, then such provision will immediately become null and void, leaving the remainder of this Agreement in full force and effect.
(xv)Revocation and Effective Date. Employee may revoke only the release of claims under the ADEA for a period of seven (7) calendar days following the day he executes this Agreement (“Revocation Period”). Any revocation must be submitted, in writing, by either hand delivery or certified U.S. Mail, return receipt requested, to [Insert applicable name and titles], ANSYS, Inc., 2600 Ansys Drive, Canonsburg, Pennsylvania, 15317. The revocation must be delivered or postmarked within the Revocation Period. This Agreement will become effective on the day after the expiration of the applicable Revocation Period (“Effective Date”).
(xvi)Entire Agreement. This Agreement constitutes the entire agreement relating to the matters stated herein, and it cancels and supersedes any prior agreements or understandings that may have existed between Employee and ANSYS with respect to all matters covered by this Agreement except that nothing in this Agreement releases Employee from any previous obligations Employee has under any agreements with ANSYS or its affiliates or subsidiaries including without limitation, the IPP Agreement, the Amended and Restated Employment Agreement, or any other agreements protecting ANSYS intellectual property, and all stock option or other equity agreements executed by the Employee or equivalent documentation. No other promise or inducement has been offered to either Party except as set forth herein.

(xvii)Acknowledgement of Previous Agreements. Nothing in this Agreement releases Employee from any previous obligations Employee has under any agreements with ANSYS or its affiliates or subsidiaries including without limitation, the ANSYS Intellectual Property Protection Agreement, agreements protecting company intellectual property, and all stock option or other equity agreements executed by the Employee or equivalent documentation. For avoidance of doubt, the previous agreements referred to in this Paragraph are separate and distinct from the matters covered by this Agreement.
(xviii)Copies Effective as Originals. This Agreement may be executed in counterparts and each counterpart, when executed, will have the efficacy of an original. Photographic or faxed copies of signed counterparts may be used in lieu of the original for any purpose.
(xix)Review of Agreement and Consultation with Attorney. EMPLOYEE IS HEREBY ADVISED THAT HE HAS UP TO [TWENTY-ONE (21) / FORTY-FIVE (45)] CALENDAR DAYS TO REVIEW THIS AGREEMENT AND TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTING THIS AGREEMENT. EMPLOYEE SHOULD CONSULT WITH AN ATTORNEY OF HIS CHOICE. EMPLOYEE AGREES THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL [TWENTY-ONE (21) / FORTY-FIVE (45)] CALENDAR DAY CONSIDERATION PERIOD.
IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily executed this Agreement and General Release as of the dates set forth below:

EMPLOYEE	ANSYS, Inc.
Date	Date

Exhibit B
Separation Agreement and General Release
This Separation Agreement and General Release (“Agreement”) is entered into by and between Synopsys, Inc., a Delaware corporation headquartered in Sunnyvale, California, on behalf of itself and each of its affiliates, including ANSYS, Inc. (“ANSYS”) and each of its other subsidiaries (collectively “Synopsys” or the “Company”), and Ajei S. Gopal (“Employee”).
WHEREAS, the effective date of Employee’s termination of employment, which is intended to constitute a separation of service within the meaning of applicable regulations under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), with the Company will be July 17, 2025 (the “Termination Date”); and
WHEREAS, the parties wish to amicably conclude their employment relationship; and
WHEREAS, by entering into this Agreement neither party admits any deficiency, wrongdoing or liability, expressly or by implication;
NOW THEREFORE, in consideration for the mutual promises and undertakings of the parties set forth below, Synopsys and Employee agree as follows:
1.Company’s Consideration. Provided Employee complies with the terms and conditions of this Agreement, Company will provide the benefits set forth in this Section 1 to which Employee acknowledges and agrees Employee would not otherwise be entitled (collectively, the “Separation Benefits”).
a)Separation Pay. Subject to all appropriate taxes and payroll deductions, within 60 days of the Termination Date, and through ANSYS’ payroll, Synopsys shall pay to Employee a lump sum payment of $4,981,793, which is equivalent to:
(i)$688,151, which is equivalent to the earned but unpaid portion of Employee’s target annual variable pay for the year in which Employee’s termination of employment occurs, as determined by multiplying such target annual variable pay by a fraction, the numerator of which is the number of days in the applicable calendar year that have lapsed prior to the Termination Date and the denominator of which is the number of days in such year;
(ii)$1,700,000, which is equivalent to two years of Employee’s base salary in effect immediately prior to the Termination Date; plus
(iii)$2,550,000, which is equivalent to two times Employee’s target annual variable pay for the year in which Employee’s termination of employment occurs.
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b)Equity. Synopsys shall cause all outstanding equity and equity-based awards held by Employee (to the extent not already vested as of the Termination Date and not otherwise forfeited prior to the Termination Date) to fully accelerate and become exercisable, vested and/or nonforfeitable (with any applicable performance objectives that have not yet been scored and deemed earned to be deemed to have been achieved at a target level as of the date of such vesting and non-forfeitability) as soon as administratively practicable following the Effective Date of this Agreement (but in no event later than 30 days after the Effective Date of this Agreement). Synopsys shall cause all outstanding vested options to be exercisable until the earlier of (i) twelve months after the Termination Date and (ii) August 31, 2026.
c)COBRA Premium. Within 60 days of the Termination Date, Synopsys shall provide Employee with a lump sum payment of $43,642, which is equivalent to 100% of the cost of 24 months of COBRA premiums under ANSYS’ benefit plans. If Employee chooses to continue health coverage under COBRA, Employee is responsible for making a valid COBRA election and timely payment of applicable COBRA premiums when due.
2.General Release of Claims.
a)Employee, on behalf of himself, his heirs, executors, administrators, devisees, spouses, and assigns, knowingly and voluntarily releases and forever discharges to the fullest extent permitted by law Synopsys and its affiliates, subsidiaries, and in such capacities, insurers, associates, predecessors, successors and assigns (including, without limitation, any of their respective current and former employees, officers, directors, agents, trustees, attorneys, representatives and stockholders) (collectively “Releasees”) from any and all claims, known and unknown, asserted and unasserted, Employee has or may have against Releasees as of the date of his execution of this Agreement, including, but not limited to, any alleged violation of: the Age Discrimination in Employment Act (“ADEA”); Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; Sections 1981 through 1988 of Title 42 of the United States Code; the Older Workers’ Benefits Protection Act; the Employee Retirement Income Security Act; the Americans with Disabilities Act, and ADA Amendments Act of 2008; the Occupational Safety and Health Act; the Family and Medical Leave Act; the California Family Rights Act; California Fair Employment and Housing Act; the constitution of any state; any federal, state or local law relating to civil rights, employment, or discrimination, harassment or retaliation; any other federal, state or local law, regulation or ordinance (including the Pennsylvania Human Relations Act); any public policy, contract, tort or common law claim; reinstatement and/or other equitable relief; any claims for wages, commissions, bonuses, allowances, separation pay, vacation pay and/or any other form of compensation; and any claim for costs, fees or other expenses including attorneys’ fees incurred in these matters (collectively, “Claims”). Despite any language in this Agreement to the contrary, Claims does not include and
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Employee does not release (a) claims that by law cannot be released by private agreement including, but not limited to, claims for worker’s compensation and unemployment compensation, (b) rights to indemnification under California Labor Code Section 2802 or other similar and applicable state law or under the organizational documents of the Company or under the Employment Agreement or under that certain Indemnification Agreement by and between Employee and the Company, (c) rights to directors and officers liability insurance under the applicable governing agreement or organizational documents of the Company or under the Employment Agreement or under that certain Indemnification Agreement by and between Employee and the Company, (d) rights to vested benefits or rights to owned or vested equity under the applicable governing agreement or organizational documents of the Company, any award agreement or otherwise or employee benefit plans in which Employee participates, (e) claims for vested pension benefits, if any, to which Employee may be entitled under ERISA, (f) claims for breach or enforcement of this Agreement, and (e) claims that arise after the date Employee executes (or re-executes, as applicable) this Agreement.
b)Waiver of Unknown Claims. Section 1542 of the California Civil Code provides as follows:
3.A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.
4.Acknowledging Section 1542, Employee voluntarily elects to waive the rights described therein and alike rights under similar laws of any other state and elects to assume all risks for claims that now exist in Employee’s favor, known or unknown, arising from the subject matter of this Agreement up to the date and time of signing of this Agreement.
5.Indemnification. Synopsys has made no representations to Employee regarding the tax consequences of any consideration received by him under this Agreement and that he is solely responsible for all applicable taxes, if any, owed by him to any taxing authority as a result of the consideration given to him by Synopsys under Section 1 of this Agreement.
6.Warranties. Employee warrants that he has no known workplace injuries and that he has been paid and/or has received all leave (paid or unpaid), compensation, wages, bonuses, commissions and/or benefits to which he may be entitled and that no other leave (paid or unpaid), compensation, wages, bonuses, commissions and/or benefits are due to him, except Employee’s final paycheck, which shall include all wages due, including Employee’s base salary through the Termination Date, unpaid expense reimbursements (if any), and any unused vacation that accrued through the Termination Date, and except as provided in Section 1 of this Agreement, Employee warrants that he is not entitled to any payments under any
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ANSYS or Synopsys severance plans or policies, as may be amended from time to time.
7.Confidentiality. Except to the extent this Agreement will be publicly filed, and subject to the protected disclosures in Section 8 below, Employee will not disclose any information regarding the substance of this Agreement, except to his financial advisor, his accountant, his spouse and any attorney with whom Employee consults regarding this Agreement, all of whom (prior to disclosure) are either ethically bound not to disclose or will likewise agree to maintain the confidentiality of such information, and Employee warrants that he has not made any such disclosures since this Agreement was presented to him. Pursuant to the federal Defend Trade Secrets Act of 2016, the parties agree that nothing in this Section 5 or any other provision of this Agreement shall cause employee to be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (a) is made (I) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (II) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
8.Mutual Non-Disparagement. Subject to Section 8 of this Agreement, the Company agrees to direct its directors and executive officers not to, and the Employee agrees that he will not (i) during the time Employee serves as a member of the board of directors of the Company (the “Board”), make any defamatory statements within the meaning of 42 Pa. Cons. Stat. §§ 8341-8345 and other applicable Pennsylvania law and (ii) following the termination of Employee’s service on the Board, make any negative statements or criticisms express or implied, in the case of both (i) and (ii), about the Employee, Synopsys or its employees, directors, officers, products or services, which become known to current Synopsys employees or customers, the software development industry, the computer-aided engineering industry, or the public at large. This includes, but is not limited to, making such comments on internet sites anonymously or under assumed names. Employee and the Company warrant that they have not made any such defamatory statements since the Termination Date. This mutual non-disparagement obligation shall expire 24 months after the Termination Date.
9.Continuing Obligations. Employee agrees that he will comply with his existing legal obligations under the Employee’s ANSYS Intellectual Property Protection Agreement (the “IPP Agreement”), the terms of which are incorporated by reference herein, including the obligation to maintain the confidentiality of all “ANSYS Intellectual Property” and “Confidential Information” (as defined in the IPP Agreement) and to disclose a copy of the IPP Agreement to Employee’s future prospective employers. Employee confirms that he has returned all tangible versions of all documents containing Synopsys business information, other than information pertaining to his own employment terms, and that he has not retained any Synopsys business information in any form. Employee may retain his address books to the extent they only contain contact information. Similarly, Employee hereby reaffirms and agrees that he will comply with all of his existing legal obligations under Section 7 of his Employment Agreement, the terms of which are incorporated by reference herein. Synopsys and Employee agree that nothing in this Section 7 is intended to alter the terms of these obligations which are more fully detailed in the Employment Agreement.
10.Protected Disclosures. Nothing contained in this Agreement limits Employee’s ability to file a charge or complaint with any governmental agency or other
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governmental or regulatory entity concerning any act or omission that Employee reasonably believes constitutes a possible violation of federal or state law or making other disclosures that are protected under the anti-retaliation or whistleblower provisions of applicable federal or state law or regulation. Employee further understands that this Agreement does not limit Employee’s ability to communicate with or participate in any investigation or proceeding that may be conducted by any governmental agency or other governmental or regulatory entity, including providing documents or other information, without notice to the Company. Further, nothing in this Agreement prevents Employee from: (a) filing an action in court alleging that his release of claims under the ADEA was not knowing or voluntary; (b) filing an action in court for ADEA claims that may arise after the date this Agreement is signed by Employee; (c) exercising Employee’s right under Section 7 of the National Labor Relations Act to engage in joint activity with other employees; or (d) disclosing information in response to legal process. With respect to any such charges or complaints that Employee may bring with any governmental agencies, Employee waives any right to individualized relief should any governmental agency or other third party pursue any claims on Employee’s behalf (either individually, or as part of any collective or class action), provided that Employee may be entitled to receive a whistleblower award or bounty for information provided to the Securities and Exchange Commission.
11.Injunctive Relief. Nothing in this Agreement is intended to impair or alter the rights of Synopsys to additional relief as detailed in Section 7(h) of the Employment Agreement and Section 7 of the IPP Agreement.
12.Amendment. This Agreement may not be modified, altered or changed except upon express written consent of all parties wherein specific reference is made to this Agreement.
13.Governing Law and Forum. This Agreement will be governed by and performed in accordance with the laws of the Commonwealth of Pennsylvania without regard to its conflicts of laws provisions. Employee consents to the personal jurisdiction and venue of the state and federal courts having jurisdiction over Washington County, Pennsylvania.
14.Severability. If a court of competent jurisdiction determines that any provision of this Agreement is illegal or unenforceable and such provision or provisions cannot be modified to be enforceable, then such provision will immediately become null and void, leaving the remainder of this Agreement in full force and effect.
15.Revocation and Effective Date. Employee may revoke only the release of claims under the ADEA for a period of seven (7) calendar days following the day he executes this Agreement (“Revocation Period”). Any revocation must be submitted, in writing, by electronic mail to Niko Meadors at [***]. The revocation must be delivered within the Revocation Period. This Agreement will become effective on the day after the expiration of the applicable Revocation Period (“Effective Date”).
16.Entire Agreement. This Agreement constitutes the entire agreement relating to the matters stated herein, and it cancels and supersedes any prior agreements or understandings that may have existed between Employee and Synopsys with respect to all matters covered by this Agreement except that nothing in this Agreement releases Employee from any previous obligations Employee has under any agreements with Synopsys or its affiliates or subsidiaries including, without
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limitation, the IPP Agreement, the Employment Agreement or any other agreements protecting Synopsys intellectual property, and all stock option or other equity agreements executed by the Employee or equivalent documentation. No other promise or inducement has been offered to either party except as set forth herein.
17.Acknowledgement of Previous Agreements. Nothing in this Agreement releases Employee from any previous obligations Employee has under any agreements with Synopsys or its affiliates or subsidiaries including, without limitation, the ANSYS Intellectual Property Protection Agreement, agreements protecting company intellectual property, and all stock option or other equity agreements executed by the Employee or equivalent documentation. For avoidance of doubt, the previous agreements referred to in this Section 15 are separate and distinct from the matters covered by this Agreement.
18.Review of Agreement and Consultation with Attorney. EMPLOYEE IS HEREBY ADVISED THAT HE HAS UP TO TWENTY-ONE (21) CALENDAR DAYS TO REVIEW THIS AGREEMENT AND TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTING THIS AGREEMENT. EMPLOYEE SHOULD CONSULT WITH AN ATTORNEY OF HIS CHOICE. EMPLOYEE AGREES THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL TWENTY-ONE (21) CALENDAR DAY CONSIDERATION PERIOD. THIS AGREEMENT SHALL EXPIRE IF NOT ACCEPTED BY EMPLOYEE ON OR BEFORE THE FINAL DAY OF THE TWENTY-ONE (21) CALENDAR DAY CONSIDERATION PERIOD.
19.Covenant Not to Sue. To the fullest extent permitted by law, at no time after the execution of this Agreement will Employee pursue, or cause or knowingly permit the pursuit in any state or federal court, or before any local, state or federal administrative agency, or any tribunal, of any charge, claim or action of any kind, nature or character arising out of the Claims released in Section 2 above.
20.Survival. Sections 6 through 24 of the Employment Agreement shall survive the execution of this Agreement in accordance with their terms and are incorporated herein by reference.
21.Copies Effective as Original. This Agreement may be executed in counterparts, and each counterpart, when executed, will have the efficacy of an original. Photographic or faxed copies of signed counterparts may be used in lieu of the original for any purpose.

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    On behalf of SYNOPSYS, INC.

Dated: July 17, 2025    /s/ Jill Larsen_________________
    By: Jill Larsen
    Title: Chief People Officer
Dated: July 17, 2025     /s/ Ajei S. Gopal______________
    Ajei S. Gopal

Synopsys, Inc.